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                                 EXHIBIT 11(a)




                      THE UPJOHN COMPANY AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                      (IN MILLIONS, EXCEPT PER-SHARE DATA)



                                                        Years Ended December 31,
                                                      ----------------------------
                                                        1994       1993     1992
                                                      --------   -------  --------
Earnings from continuing operations before
   accounting changes                                   $489.1    $396.4    $527.0
Earnings from discontinued operations, net                 1.7      14.9      20.2
Cumulative effect of accounting changes, net of tax               ( 18.9)   (222.9)
                                                        ------    ------    ------
Net earnings                                             490.8     392.4     324.3
Dividends on preferred stock, net of tax                  12.3      12.1      12.1
                                                        ------    ------    ------
Net earnings on common stock - primary                  $478.5    $380.3    $312.2
                                                        ======    ======    ======
Average number of common shares outstanding              173.1     174.0     175.1
Number of common shares issuable assuming
   exercise of stock options                                .2        .1        .5
Contingently issuable incentive shares                      .3        .3        .3
                                                         -----     -----     -----
                                                         173.6     174.4     175.9
                                                        ======    ======    ======
Earnings per share - primary
   Continuing operations before accounting changes       $2.75     $2.20     $2.92
   Discontinued operations                                 .01       .09       .12
   Cumulative effect of accounting changes                          (.11)    (1.26)
                                                         -----     -----     -----
   Net earnings                                          $2.76     $2.18     $1.78
                                                         =====     =====     =====
